UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 6, 2014

Red Hat, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33162	06-1364380
(Commission File Number)	(IRS Employer Identification No.)

100 East Davie Street, Raleigh, North Carolina	27601
(Address of Principal Executive Offices)	(Zip Code)

(919) 754-3700

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On August 6, 2014, the Compensation Committee of the Board of Directors (the “Committee”) of Red Hat, Inc. (the “Company”) approved a performance-based equity grant that will pay out only if the price of the Company’s common stock plus dividends payable increase by at least 50% within the next three years, subject to measurement and additional details set forth below. If the performance objective is not achieved, then the equity grant is forfeited. Specifically, the Committee:

•	approved a form of award agreement (the “TSR Hurdle PSU Agreement”) for use with grants of performance share units with payouts based on achievement of a total stockholder return hurdle (“TSR Hurdle PSUs”) under the Red Hat, Inc., 2004 Long-Term Incentive Plan, as amended and restated; and

•	approved grants of TSR Hurdle PSUs to Jim Whitehurst, the Company’s Chief Executive Officer, and Paul Cormier, the Company’s President, Products and Technologies (each, an “Executive”), in the amounts set forth on Exhibit 99.1 to this Current Report on Form 8-K.

Each TSR Hurdle PSU represents the right to receive in the future one share of the Company’s common stock (collectively, “Shares”), or at the Company’s election, the value of such Shares payable in cash, subject to the terms and conditions of the TSR Hurdle PSU Agreement.

Under the TSR Hurdle PSU Agreement, an executive is granted an award for a number of TSR Hurdle PSUs, subject to achievement of the TSR Hurdle (as determined in the manner described below) during a three-year period beginning on August 6, 2014 (the “Performance Period”). The TSR Hurdle is achieved if the Company’s total stockholder return during the Performance Period (as determined in the manner described below) is equal to or greater than 150% of the Base TSR (as determined in the manner described below). Base TSR is determined by adding (w) the average closing price of the Company’s common stock for the ninety consecutive calendar days ending on the date of grant, August 6, 2014 (the “Grant Date”), and (x) any cash dividend per share of the Company’s common stock payable with respect to a record date set, and not rescinded, within the same period. Total stockholder return is determined by adding (y) the average closing price of the Company’s common stock for any ninety consecutive calendar days during the Performance Period and (z) any cash dividend per share of the Company’s common stock payable with respect to a record date set, and not rescinded, within the same period. The average closing price is the average closing price of the Company’s common stock on a U.S. national securities exchange on which the stock principally trades for the applicable measurement period.

If the TSR Hurdle is achieved during the Performance Period and an Executive’s Business Relationship (as defined below) has not ceased, 50% of the TSR Hurdle PSUs shall vest upon achievement of the TSR Hurdle and the remaining 50% of the TSR Hurdle PSUs shall vest on the last day of the four-year period beginning on the Grant Date. If the TSR Hurdle is not achieved on or before the last day of the Performance Period, then all TSR Hurdle PSUs are forfeited.

If an Executive’s continuous service to the Company or its affiliates as an employee, consultant or director (a “Business Relationship”) ceases for any reason prior to a vesting date for any TSR Hurdle PSUs, subject to certain exceptions provided for in the TSR Hurdle PSU Agreement and described in more detail below, then all unvested TSR Hurdle PSUs will be forfeited.

If (i) the TSR Hurdle is achieved on or before the last day of the Performance Period and (ii) an Executive’s Business Relationship ceases after achievement of the TSR Hurdle by reason of the Executive’s death or disability or by reason of the Company’s termination of the Executive without good cause, then the Executive will be entitled to payment of a pro rata portion of the Shares based on the number of days elapsed in the four-year period beginning on the Grant Date prior to the cessation of the Business Relationship, less any Shares previously paid.

Additionally, if a change in control of the Company occurs during the Performance Period, and provided that (i) the TSR Hurdle is achieved on or before the date the change in control is consummated and (ii) an Executive’s Business Relationship has not ceased, then all of the TSR Hurdle PSUs shall vest as described above. If the TSR Hurdle is not achieved on or before the date the change in control is consummated, then all TSR Hurdle PSUs shall be immediately forfeited. If an Executive’s Business Relationship ceases by reason of death or disability, or by reason of the Company’s termination of the Executive without good cause, or by the Executive for good reason upon, or within twelve months following, the consummation of a change in control, then all remaining unvested TSR Hurdle PSUs will become fully vested on such termination.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 12, 2014	RED HAT, INC.

	By:	/s/ Michael R. Cunningham

	Name:	Michael R. Cunningham

	Title:	General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	TSR Hurdle Performance Share Units Granted to Certain Named Executive Officers on August 6, 2014